Exhibit D
Joint Filing Statement
     We, the undersigned, hereby express our agreement that the attached Schedule 13D/A is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.
     Dated May 20, 2009

MDC Management Co. IV, LLC

/s/ Robert B. Hellman, Jr. By: Robert B. Hellman, Jr.
Managing Member

Delta Fund, LLC

/s/ Robert B. Hellman, Jr. By: Robert B. Hellman, Jr.
Voting Member

McCown De Leeuw & Co. IV Associates, L.P.
by MDC Management Co. IV, LLC

/s/ Robert B. Hellman, Jr. By: Robert B. Hellman, Jr.
Managing Member

McCown De Leeuw & Co. IV, L.P. by MDC Management Co. IV, LLC

/s/ Robert B. Hellman, Jr. By: Robert B. Hellman, Jr.
Managing Member

/s/ Robert B. Hellman, Jr. Robert B. Hellman, Jr.

/s/ George E. McCown George E. McCown

/s/David E. De Leeuw David E. De Leeuw